Exhibit 10.22

Alion Subordinated Deferred Compensation Agreement

         This deferred compensation agreement (“the Agreement”), effective      , 2002 by and between Alion Science and Technology Corporation, a Delaware corporation (“Alion”) and Bahman Atefi (“Participant”) is intended to establish a plan of nonqualified deferred compensation in order to provide Participant with a degree of retirement income security and to encourage Participant to provide continued services to Alion.

WITNESSETH:

WHEREAS, Participant is a member of a select group of management and highly compensated employees of Alion; and

WHEREAS, it is the intent of the parties to have this Agreement be a plan of nonqualified deferred compensation within the meaning of the Internal Revenue Code of 1986, as amended;

NOW, THEREFORE, Alion and the Participant hereby agree that the following shall be the terms, provisions, conditions and covenants of this Agreement, effective      , 2002.

1.	Purpose of Agreement. The Agreement shall serve as a nonqualified deferred compensation plan to benefit the selected executive. The plan is intended to be an unfunded “top hat” pension plan under the Employee Retirement Income Security Act of 1974.

2.	Participant. The sole Participant of this Agreement shall be Bahman Atefi, who shall become a Participant upon execution of this Agreement.

3.	Plan Administrator. That person or persons designated from time to time by the Board of Directors of Alion (“the Board”).

4.	Deferred Compensation Account. Alion shall credit to a book reserve (the “Deferred Compensation Account”) established for this purpose, $1,000,000.00 on , 2002.

5.	Plan Year. Each respective twelve-month period commencing on the effective date of this agreement, and ending on the one-year anniversary thereafter.

6.	Crediting of Earnings for Deferred Compensation Account. For the Plan Years commencing , 2002 and ending , 2008, the principal amount of Participant’s Deferred Compensation Account shall be credited quarterly by the Plan Administrator based on a fixed 6% annual rate of notional interest as though (i) Participant’s Deferred Compensation Account were invested in a fixed interest bearing investment account; and (ii) any distribution made to the Participant that decreases the Participant’s Deferred Compensation Account ceased being invested in this interest bearing account as soon as administratively possible. For the Plan Years commencing , 2008 and ending , 2010, the Participant’s Deferred Compensation Account shall be credited quarterly by the Plan Administrator based on a fixed 16% annual rate of notional interest in this same manner.

7.	Investment of Deferred Compensation Account. Any amount credited to the Deferred Compensation Account may be kept in cash or invested and reinvested by Alion in mutual funds, stocks, bonds, securities or any other assets as may be selected by the Board in its discretion in order to satisfy the obligation to Participant. In the exercise of the foregoing discretionary investment powers, the Board may engage investment counsel and, if it so desires, may delegate to such counsel full or limited authority to select the assets in which the funds are to be invested.

8.	Creation of a Trust. The Board, in its sole discretion, may establish a trust that shall remain subject to the claims of Alion’s creditors. Upon creation of such trust, Alion shall contribute to the trust an amount equal to the amount credited to the Participant’s Deferred Compensation Account. The investment of trust assets shall be performed in accordance with Section 6 of this Agreement.

9.	No Rights in Deferred Compensation Account or Trust. In the event that Alion or the trustee (as that term is defined in the trust), in its own discretion, decides to invest the amounts recorded in the Deferred Compensation Account or contributed to the trust, Participant shall have no rights in or to such investments themselves. Without limiting the foregoing, the Participant’s Deferred Compensation Account shall at all times be a bookkeeping entry only and shall not represent any investment made on his behalf by Alion or the trust and the Participant shall at all times remain an unsecured creditor of Alion.

10.	Payment of Deferred Compensation.

(i)	Distributions: If Participant is employed by Alion at the end of the Plan Year , 2009, then Participant shall receive a lump sum distribution equal to 50% of his Deferred Compensation Account on that date. If Participant is employed by Alion at the end of the Plan Year , 2010, then Participant shall receive a lump sum distribution of the remainder of Participant’s Deferred Compensation Account. If and to the extent that the series of subordinated notes issued by Alion in conjunction with the purchase of substantially all of the assets of IIT Research Institute are paid off prior to the scheduled distribution date, the Participant’s deemed investment in such subordinated notes shall be proportionately deemed paid off and the rates of interest identified in Section 6 shall thereafter be adjusted for the deemed investment experience of other deemed investment options made available under the terms of the Alion Deferred Compensation Plan pending vesting and payment in accordance with this Agreement. These lump sum distributions shall be paid to Participant within 30 days of Participant’s satisfaction of the above-referenced service requirements.

(ii)	Voluntary Termination: If Participant voluntarily terminates employment with Alion prior to either of the dates listed in (i) above then Participant shall forfeit all rights in any unpaid amounts of his Deferred Compensation Account, unless such termination is for Good Reason, (as defined by Section 15.a of Participant’s Employment Agreement but for this purpose only, without regard to whether the occurrence of one of the events is during the Protected Period, as defined by the Employment Agreement). If Participant voluntarily terminates employment with Alion for Good Reason, then Participant shall immediately vest in a prorated portion of his Deferred Compensation Account based on a ratio the numerator of which is the number of months from the Effective Date of this Agreement through the end of the month of such termination and the denominator of which is 96. Payment of such vested amount shall be made within 30 days of the date of termination.

(iii)	Involuntary Termination other than for Cause: If the Participant is involuntarily terminated from employment with Alion for any reason other than Just Cause, then he shall immediately vest in a prorated portion of his Deferred Compensation Account. The prorated vesting shall be based on a ratio, the numerator of which is the number of months from the Effective Date of this Agreement through the end of the month of such termination and the denominator of which is 96. Payment of such vested amount shall be made within 30 days of the date of termination. For these purposes, Just Cause shall mean, (i) Participant’s material breach of his Employment Agreement which is not cured within thirty (30) days after receipt of notice thereof; (ii) Participant’s theft or embezzlement of any material property of Alion; (iii) Participant’s gross negligence or willful misconduct in performing his duties under his Employment Agreement; (iv) Participant’s willful refusal to perform or substantial neglect of any duties under his Employment Agreement; (v) Participant’s unauthorized use of Alion’s trade secrets or Proprietary Information (as defined by Section 21 of his Employment Agreement); (vi) Participant’s commission of a felony which adversely affects Alion’s business, reputation or business relations. If Participant is terminated for Just Cause, Participant shall not be entitled to any future payments of unpaid amounts of his Deferred Compensation Account.

11.	Reporting. From time to time, not less often than quarterly, the Plan Administrator shall provide to Participant an accounting of assets, income, gain and loss in the Participant’s Deferred Compensation Account. Unless waived by the Participant, upon termination of the Deferred Compensation Account, the Plan Administrator shall make an accounting available to Participant.

12.	Nonalienation of Benefits. The right of the Participant or any other person to the payment of deferred compensation or other benefits under this Agreement shall not be assigned, transferred, pledged or encumbered except by will or by the laws of descent and distribution.

13.	Withholding. Alion, or the trustee of the trust, shall withhold from any distributions made to Participant under this Agreement all federal, state and local income, employment and other taxes required to be withheld by Alion, or the trustee of the trust, in connection with such distributions, in amounts and in a manner to be determined in the sole discretion of Alion and the trustee of the trust.

14.	No Rights to Continued Employment. Nothing contained herein shall be construed as conferring upon the Participant the right to continue in the employ of Alion as an executive or in any other capacity.

15.	Deferred Compensation not Benefit Bearing. Any deferred compensation payable under this Agreement shall not be deemed salary or other compensation to the Participant for the purpose of computing benefits to which he may be entitled under any pension plan or other arrangement of Alion for the benefit of its employees.

16.	Interpretation of Agreement. The Board shall have full power and authority to interpret, construe, and administer this Agreement and the Board’s interpretations and construction thereof, and actions thereunder, including any valuation of the Deferred Compensation Account, or the amount or recipient of the payment to be made therefrom, shall be binding and conclusive on all persons for all purposes. No member of the Board shall be liable to any person for any action taken or omitted in connection with the interpretation and administration of this Agreement unless attributable to his own willful misconduct or lack of good faith.

17.	Agreement Binding on Successors. This agreement shall be binding upon and inure to the benefit of Alion, its successors and assigns, and the Participant and his heirs, executors, administrators, and legal representatives.

18.	Warrant Agreement. Participant has received a grant of warrants equal to ____% of Alion’s common stock outstanding on the closing date of the acquisition. These warrants have been granted under a separate agreement between Alion and Participant, and such warrant agreement is not affected by this Agreement.

19.	Governing Law. This Agreement shall be construed in accordance with and governed by the laws of the Commonwealth of Virginia.

20.	Severability. If any provision of this Agreement is found, held or deemed to be void, unlawful or unenforceable under any applicable statute or other controlling law, the remainder of this Agreement shall continue in full force and effect.

In WITNESS WHEREOF, Alion has caused this Agreement to be executed by its duly authorized officers and Participant has hereunto set his hand and seal as of the date first above written.

Dr. Bahman Atefi, Participant	Alion Science and Technology Corporation, a Delaware Corporation

By:

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